                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                               QUADRATECH, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  749 3OY 107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                         Francis J. Rigney, Jr., M.D.
                          300 N. Baldwin Park Blvd.
                   City of Industry, California  91746-1405
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                October 1, 1999
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                      (Date of Event which Requires Filing
                               of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (``Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 4 pages

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
-----------------------                                  ---------------------
 CUSIP NO. 749 3OY 107                 13D                   PAGE 2 OF 4
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Francis J. Rigney, Jr., M.D.
      ###-##-####

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [ ]

------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*                                          PF

------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                  [ ]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

------------------------------------------------------------------------------
                      7   SOLE VOTING POWER:
    NUMBER
                          3,020,000
      OF
                   -----------------------------------------------------------
    SHARES            8   SHARED VOTING POWER:

 BENEFICIALLY

   OWNED BY        -----------------------------------------------------------
                      9   SOLE DISPOSITIVE POWER:
     EACH
                          3,020,000
   REPORTING
                   -----------------------------------------------------------
    PERSON           10   SHARED DISPOSITIVE POWER:

     WITH

------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     3,020,000
------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [  ]
------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                                                        8.27%
------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON
                                                                          IN
------------------------------------------------------------------------------


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                                                           ---------------------
                                                                Page 3 of 4
                                                           ---------------------

Items 1 through 7 to Schedule 13D
---------------------------------

Item 1:

     (a)  Class of securities:         Common stock

     (b)  Name of issuer:              Quadratech, Inc.

     (c)  Address of issuer:           300 N. Baldwin Park Blvd.
                                       City of Industry, CA  91746-1405

Item 2:

     (a)  Francis J. Rigney, Jr., M.D.

     (b)  2605 California Street,
          San Francisco, CA  94115

     (c)  Retired/investor

     (d)  None

     (e)  None

     (f)  USA

Item 3:   PF

Item 4:

     Purpose of acquisition of securities of issuer: Personal investment in company that has exceptional products and potential. No other purpose.

Item 5:

     (a) 3,020,000 shares owned (8.27%) of 36,573,301 shares issued and outstanding.

     (b)  3,020,000 shares

     (c)  Transactions during last sixty days were:
          On October 1, 1999, Quadratech issued 15,000,000 shares for the acquisition of Accuchem, which reduced Francis J. Rigney, Jr.'s percentage of shares outstanding from 14.72% to 8.27% of 36,513,301.

     (d)  N/A

     (e)  N/A

Item 6:   None

Item 7:   None

                                                           ---------------------
                                                                Page 4 of 4
                                                           ---------------------


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 1, 1999


                              By: /s/ Francis J. Rigney
                                 ----------------------------------
                                  Francis J. Rigney, Jr., M.D.